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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Oxford Industries, Inc. for the registration of 487,706 shares of its common stock and to the incorporation by reference therein of our reports dated August 11, 2005, with respect to the consolidated financial statements of Oxford Industries, Inc., Oxford Industries, Inc. management's assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal control over financial reporting of Oxford Industries, Inc., included in its Annual Report (Form 10-K) for the year ended June, 3, 2005, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Atlanta, Georgia
November 30, 2005